FIRST AMENDMENT

TO THE

BANK OF THE CASCADES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR GREGORY D. NEWTON

THIS FIRST AMENDMENT (the “Amendment”) is adopted this 30th day of December, 2011, by and between Bank of the Cascades, (the “Bank”) and Gregory D. Newton (the “Executive”).

The Bank and the Executive entered into a Supplemental Executive Retirement Plan dated March 20, 2008 (the “Agreement”). The Bank and the Executive now wish to add Domestic Relations Order provisions to the Agreement.

Now, therefore, the Bank and the Executive amend the Agreement as follows.

The following Section 1.8A shall be added to the Agreement immediately following Section 1.8:

1.8A	“Domestic Relations Order” means any judgment, decree, or order (including approval of a property settlement agreement) which (i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of the Participant, (ii) is made pursuant to a state domestic relations law (including a community property law) and (iii) meets the requirements of Code Section 414(p)(1)(B).

The following Section 2.9 shall be added to the Agreement immediately following Section 2.8:

2.9	Domestic Relations Orders. The Bank shall fulfill any Domestic Relations Order which the Executive presents to the Plan Administrator. The maximum amount which may be paid out pursuant to this Section 4.11 is the Account Value as of the day a Domestic Relations Order is presented. At the time the Bank fulfills a Domestic Relations Order, the Account Value shall be reduced by the amount paid to fulfill the Domestic Relations Order and the benefits to be paid under Sections 2.1, 2.2, 2.3, 2.4 or 2.5 or Article 3 hereof shall reflect such reduced amount.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment.

EXECUTIVE	BANK

/s/ Gregory D. Newton	By:	/s/ Peggy L. Biss
	Title:	Executive Vice President,
Chief Human Resources Officer